Exhibit (c)(9)

Severance Program Review Perry Ellis International Draft - April 20, 2018 NEW YORK | CHICAGO | LOS ANGELES | SAN FRANCISCO | ATLANTA | HOUSTON | BOSTON

Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Omitted portions are indicated in this presentation with redactions. Confidential treatment has been requested with respect to this omitted information.

Introduction The Compensation Committee (the “Committee”) of Perry Ellis International (“Perry Ellis,” “PERY,” or the “Company”) engaged FW Cook to review the Company’s proposed severance pay program for reasonableness in light of a potential change-in-control (“CIC”) transaction The proposed CIC severance program provides benefits in the event of an involuntary termination without “cause” or voluntary termination with “good reason” within 12 months following a CIC (“double trigger”). The table below summarizes the key terms of the proposal: • • Treatment (duration of (1) Governed by the terms of the applicable award agreements •The analysis indicates that Perry Ellis’s proposed program is reasonable and falls within the range of market practice –Cash severance benefits are at the lower end of market practice, but the number of covered employees is somewhat high in relation to market practice –The following pages provide a brief overview of market practice in comparison to Perry Ellis’s proposed payments 2 Tier Cash Severance COBRA Bonus Equity Treatment (1) Excise Tax 1 18 months of base salary 18 months Pro-rated for year of termination based on actual performance Double Trigger – Accelerate in Full No gross-up 2 12 months of base salary 12 months 3 1 month base salary for each full year of service; min. 6 months; max 9 months 6 to 9 months severance term)

CIC Severance Practices The table below compares PERY’s proposed CIC severance payments with both survey and peer group market practice –PERY’s proposed severance payments and terms, broken down by tier, are reasonably aligned with market practice • Bonus (2) Bonus Bonus In addition to severance, all PERY covered employees would be eligible for a pro-rata bonus based on actual performance for year of termination, which is a common practice among companies in general –At the EVP/SVP level, 71% of companies provide at least full target bonus in the year of termination (regardless of performance or percentage of the year worked). That percent drops to about half at the VP level, and a third at the director level and below (4) All PERY covered employees would also be eligible for double-trigger accelerated vesting of outstanding equity awards and COBRA coverage for the duration of the applicable severance period, which are both consistent with market practice –70% of companies have a “double trigger” policy for equity vesting; 90% of companies fully accelerate time-vesting awards and two-thirds fully accelerate performance-vesting awards upon a CIC/qualifying termination event (5) –Roughly half (52%) of companies continue medical coverage for terminated employees, and of those that do, the most common practice (48%) is to continue coverage for the duration of the severance period (6) • • (1) (2) Aon Hewitt 2014 Severance and Change-in-Control Survey, unless otherwise indicated For peer group NEOs, median multiple is also 2x and prevalence of bonus in pay definition is 67% (refer to Exhibit I for additional detail) (3) (4) (5) (6) Prevalence of Tier 2 and Tier 3 severance programs is lower among companies with <$3B in revenue Towers Watson 2015 Survey of Change-in-Control Severance Practices FW Cook 2016 Survey of Executive Severance and Change-in-Control Practices Lee Hecht Harrison 2017-2018 Survey of Severance & Separation Benefits 3 Perry Ellis Proposed Tiers Prevalence of Cos. Providing CIC Severance (1) # of Participants Severance Multiple Pay Definition Perry Ellis Proposed Market “Most Prevalent”(1) Perry Ellis Proposed Market (1) Perry Ellis Proposed Market (1) Tier 1 80% 15 (CEO Direct Reports; EVPs/Presidents) 6-10 (CEO Direct Reports; EVPs/SVPs) 1.5x 2x (2) Salary 84% Include Tier 2 40%(3) 17 (SVPs) 25+ (VPs; Directors) 1x 1x Salary 72% Include Tier 3 11%(3) 45 (VPs; Directors) 26-50 (VPs; Div. Execs.) 0.5-0.75x 1x Salary 56% Include

Overall Program Costs • PERY’s total proposed cash severance payments (assuming employment termination of all CIC-severance eligible participants) as a percentage of estimated deal value is 4.33% – Costs reflect incremental expense to the Company and do not include any equity acceleration payments or in-cycle bonus payment that may be made in conjunction with the CIC as such costs would be incurred irrespective of the CIC Actual costs are likely to be lower because it is unlikely that all participants would be termination – (1) Assumes all Tier 3 employees receive 9 months of severance (2) Based on an estimated deal value of $430 million, as provided by Paul Weiss A comparison of the total cost of the PERY proposed severance program is not possible due to the absence of reliable market data • 4 Perry Ellis Proposed Tiers Cash Severance COBRA Payments Total Tier 1 $8,130,251 $240,904 $8,371,155 Tier 2 $4,475,018 $231,595 $4,706,613 Tier 3 (1) $5,119,190 $440,150 $5,559,340 Total $17,724,459 $912,650 $18,637,109 Proposed Total Severance (as % of Deal Value) (2) 4.33%

Exhibit I: Peer NEO CIC Severance --Reflects the range of practice among non-CEO Named Executive Officers (NEOs) --Summary statistics reflect weighted averages for companies with differing practices among NEOs --Prevalence statistics represent a percentage of the 12 peer companies; percentiles exclude Oxford Industries (does not provide for severance) 1 One NEO has a 2.5x multiple, and the remaining 3 have a 2x multiple 2 Excludes Executive Chair 3 2.5x multiple for 2 NEOs and 2x multiple for remaining NEO 4 Excludes Executive Chair 5 Three NEOs entitled to 2x multiple and one entitled to 1.5x multiple 6 One executive has 3x multiple; remaining two have 2x multiple 7 Only one NEO eligible for CiC severance 8 Reflects practice for 3 of 4 NEOs 5 Severance MultipleAnnual Bonus DefinitionExcise WithoutGoodProtectionBaseAnnualPrevious/Greater ofTax CompanyCauseReasonPeriodSalaryBonusTargetAvg/ActualProvisionTreatment Carter'sXX22 - 2.51 0--------Columbia Sportswear 2 XX130------Best Net CrocsXX22 - 2.53 2 - 2.53 ----X--Deckers OutdoorXX21.51.5----X--Delta ApparelXX111--X--Reduction Guess 4 XX1.51.51.5X----Best Net G-III ApparelXX21.5 - 25 1.5 - 25 --X--Reduction Lifetime BrandsXX22 - 36 2 - 36 --X--Best Net Movado 7 XX21.50--------Oxford Industries------------------Steven MaddenXX0.52.58 2.58 --X--Best Net Vera BradleyXX222X------Prevalence92%92%92%92%67%17%33%17%--75th Percentile2.02.31.9 Median2.02.01.5 25th Percentile1.51.50.5

Exhibit II: Employee Detail – Tiers 1 & 2 6 Tier 1 Last NameFirst Name TitleCash Severance PaymentCobra PaymentTotal EnrightDavidChief Operating Officer$675,000$23,678$698,678 NarinoJorgeInterim Chief Financial Officer$420,000$17,700$437,700 PaezLuisChief Information Officer$671,303--$671,303 ThompkinsTriciaExecutive Vice President, General Counsel & Secretary$450,000$17,099$467,099 VoithJohnPresident of Golf Division$772,500$19,458$791,958 Tier 1 Total$8,130,251$240,904$8,371,155 Tier 2 Last NameFirst Name TitleCash Severance PaymentCobra PaymentTotal Tier 2 Total$4,475,018$231,595$4,706,613

Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Omitted portions are indicated in this presentation with redactions. Confidential treatment has been requested with respect to this omitted information.

Exhibit II: Employee Detail – Tier 3 7 Tier 3 Last NameFirst Name TitleCash Severance PaymentCobra PaymentTotal

Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Omitted portions are indicated in this presentation with redactions. Confidential treatment has been requested with respect to this omitted information.

Exhibit II: Employee Detail – Tier 3 (cont’d) 8 Tier 3 Last NameFirst Name TitleCash Severance PaymentCobra PaymentTotal Tier 3 Total$5,119,190$440,150$5,559,340 All Employee Total$17,724,459$912,650$18,637,109

Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Omitted portions are indicated in this presentation with redactions. Confidential treatment has been requested with respect to this omitted information.